UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SP Plus Corporation

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 9, 2024

January 30, 2024

These definitive additional materials amend and supplement the definitive proxy statement dated January 10, 2024 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about January 11, 2024, by SP Plus Corporation, a Delaware corporation (“SP+”), for the special meeting of stockholders of SP+ to be held on February 9, 2024, at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601, at 11:00 a.m., Central Time (the “Special Meeting”).

The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of October 4, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among SP+, Metropolis Technologies, Inc. (“Parent”), and Schwinger Merger Sub Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SP+ (the “Merger”), with SP+ surviving the Merger as a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by SP+ with the Securities and Exchange Commission (the “SEC”) on January 30, 2024.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. This supplement does not affect the validity of any proxy card or voting instructions any stockholder may have previously delivered, and no action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders needs additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our Proxy Solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders May Call: (800) 662-5200

Banks and Brokers May Call: (203) 658-9395

Email: SP@investor.morrowsodali.com

The information contained herein speaks only as of January 30, 2024 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

The supplemental disclosures set forth below should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, along with periodic reports and other information SP+ files with the SEC. SP+ believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however to avoid the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such action, SP+ wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. SP+ denies all allegations in the Stockholder Demands and Complaints that any additional disclosure was or is required. To the extent that information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement, and any defined terms used but not defined herein shall have the meanings set forth in the Definitive Proxy Statement.

On December 26, 2023, SP+ received a demand letter on behalf of purported SP+ stockholder Matthew Whitfield (the “Whitfield Demand”). The Whitfield Demand alleges that the preliminary proxy statement filed on December 18, 2023 by SP+ in connection with the transactions contemplated by the Merger Agreement omits material information with respect to such transactions, and requests that SP+ disseminate corrective disclosures in an amendment or supplement to this Proxy Statement. Thereafter, on December 27, 2023, SP+ received a demand letter on behalf of purported SP+ stockholder Sandy Heng (the “Heng Demand”). The Heng Demand alleges failure to disclose material information regarding the Merger and demands that SP+ promptly disclose such information.

On January 5, 2024, SP+ received a draft complaint on behalf of purported SP+ stockholder Jimmie Fouts (the “Fouts Demand”). On January 11, 2024, SP+ received a demand letter on behalf of purported SP+ stockholder Ryan O’Dell (the “O’Dell Demand”). On January 17, 2024, a purported stockholder of SP+ filed a complaint against SP+ and the members of the Board (collectively, the “SP+ Defendants”) in the United States District Court for the District of Delaware under the caption Moore v. SP Plus Corporation, et al., C.A. No. 1:24-cv-00061 (D. Del.) (the “Moore Complaint”). On January 18, 2024, a purported stockholder of SP+ filed a complaint against the SP+ Defendants in the United States District Court for the District of Delaware under the caption Hamilton v. SP Plus Corporation, et al., C.A. No. 1:24-cv-00074 (D. Del) (the “Hamilton Complaint,” and together with the Moore Complaint, the “Complaints”). On January 18, 2024, SP+ received a demand letter on behalf of purported SP+ stockholder John Marino (the “Marino Demand”). On January 19, 2024, SP+ received demand letters on behalf of purported SP+ stockholders Sean Montgomery (the “Montgomery Demand”), Elaine Wang (the “Wang Demand”) and Stacey Smith (the “Smith Demand”). On January 22, 2024, SP+ received demand letters on behalf of purported SP+ stockholders T.S. Krausz (the “Krausz Demand”) and Chaim Masri (the “Masri Demand”). On January 24, 2024, SP+ received a demand letter on behalf of purported SP+ stockholder Ari Malowitzky (the “Malowitzky Demand”). On January 25, 2024, SP+ received a demand letter on behalf of purported SP+ stockholder Alfred Yarkony (collectively with the Whitfield Demand, the Heng Demand, the Fouts Demand, the O’Dell Demand, the Moore Complaint, the Hamilton Complaint, the Marino Demand, the Montgomery Demand, the Wang Demand, the Smith Demand, the Krausz Demand, the Masri Demand and the Malowitzky Demand, the “Stockholder Demands and Complaints”).

The Stockholder Demands and Complaints primarily allege that the Preliminary Proxy Statement or the Definitive Proxy Statement, as applicable, fails to disclose certain material information with respect to the transactions contemplated by the Merger Agreement. Specifically, one or more of the Stockholder Demands and Complaints allege that the Preliminary Proxy Statement or the Definitive Proxy Statement, as applicable, fails to disclose certain details regarding SP+’s financial projections, the financial analyses performed by Morgan Stanley & Co. LLC and certain details regarding the background of the transactions contemplated by the Merger Agreement. The Stockholder Demands and Complaints request that SP+ disseminate corrective disclosures in an amendment or supplement to the Preliminary Proxy Statement or the Definitive Proxy Statement, as applicable.

The Complaints allege, among other things, that the SP+ Defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder by causing the filing of the Definitive Proxy Statement. Among other remedies, the Complaints seek an injunction against consummating the transactions contemplated by the Merger Agreement, rescission or rescissory damages if such transactions are consummated, declaratory judgment that the SP+ Defendants violated Sections 14(a) and 20(a) of the Exchange Act, direction that the SP+ Defendants file a revised Definitive Proxy Statement, damages, costs and attorneys’ fees.

While SP+ believes that the disclosures set forth in the Preliminary Proxy Statement and the Definitive Proxy Statement comply fully with applicable law, to moot certain of the claims made in the Stockholder Demands and Complaints, to avoid nuisance and potential expense and delay, SP+ has determined to voluntarily supplement the Definitive Proxy Statement with the below disclosures. Nothing in the below supplemental disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Preliminary Proxy Statement or the Definitive Proxy Statement. To the contrary, SP+ denies all allegations in the Stockholder Demands and Complaints that any additional disclosure was or is required.

The Definitive Proxy Statement is hereby amended and supplemented on page 43 under the section entitled “The Merger—Background of the Merger” by adding the following bold language to the second full paragraph on such page:

On May 2, 2023, SP+ entered into a non-disclosure agreement with Metropolis, which included customary standstill provisions (including “don’t ask, don’t waive” provisions). The non-disclosure agreement contained an exception to the “don’t ask, don’t waive” provision allowing for the counterparty to make a confidential proposal to SP+ or the Board at any time.

The Definitive Proxy Statement is hereby amended and supplemented on page 43 under the section entitled “The Merger—Background of the Merger” by adding the following bold language and deleting the strikethrough language in the seventh full paragraph on such page:

On May 11, 2023, SP+ entered into a non-disclosure agreement with Party B, in substantially similar form as the non-disclosure agreement executed by Metropolis, which included customary standstill provisions (including “don’t ask, don’t waive” provisions). The non-disclosure agreement contained an exception to the “don’t ask, don’t waive” provision allowing for the counterparty to make a confidential proposal to SP+ or the Board at any time. ~~and the~~ The following week, SP+ provided Party B with access to the Phase I Data Room to give Party B the opportunity to improve its proposal.

The Definitive Proxy Statement is hereby amended and supplemented on page 46 under the section entitled “The Merger—Background of the Merger” by adding the following bold language and deleting the strikethrough language in the eighth full paragraph on such page:

On August 10, 2023, the Board held a regularly scheduled meeting to review and consider, among other matters, SP+’s business, long-term strategy and strategic plan. Representatives of Morgan Stanley and Skadden were also present at the meeting to provide an update on the potential transaction with Metropolis. Representatives from Morgan Stanley reviewed with the Board the SP+ Projections, noting ~~certain~~ that there were no material changes in the Company’s overall forecast in the SP+ Projections from the ~~summary of management’s~~ projections that were prepared by management and shared with Morgan Stanley ~~as of~~ on January 4, 2023 and May 17, 2023. SP+ Management noted that the SP+ Projections reflected certain offsetting changes in its underlying assumptions as a result of subsequent developments since the projections that were first prepared and shared with Morgan Stanley in January, including a decrease in anticipated technology fee revenues that was offset by an increase in anticipated same-store growth. Morgan Stanley noted that the SP+ Projections had also been provided to Metropolis and its advisors to review. Additionally at this meeting, representatives of Skadden reviewed with the directors their fiduciary duties in the context of the Board’s ongoing evaluation of Metropolis’s unsolicited proposals and strategic alternatives.

The Definitive Proxy Statement is hereby amended and supplemented on page 49 under the section entitled “The Merger—Background of the Merger” by adding the following bold language to the third full paragraph on such page:

On September 20, 2023, Mr. Baumann and certain other members of SP+ senior management met with Mr. Israel in New Orleans to discuss Metropolis’s ongoing due diligence review of the Company. Mr. Israel also approached Mr. Baumann about the potential for Mr. Baumann to continue in an advisory role following the closing of the transaction; however, there were no discussions or negotiations with respect to terms of post-closing employment or equity arrangements.

The Definitive Proxy Statement is hereby amended and supplemented on page 50 under the section entitled “The Merger—Background of the Merger” by adding the following bold language as a new sixth and seventh paragraph on such page:

Prior to the execution of the Merger Agreement, Mr. Israel and Mr. Baumann discussed the importance of retaining key employees of SP+ following the announcement of a transaction, and the parties discussed a retention bonus pool being considered by the compensation committee of the Board; however, other than the parties’ discussions with respect to the portion of the retention bonus pool that would vest 60 days following the closing in certain circumstances, and the September discussion between Mr. Israel and Mr. Baumann regarding Mr. Baumann’s potential advisory role, there were no discussions or negotiations with respect to post-closing employment or equity arrangements for any of the Company’s senior management or employees prior to the execution of the Merger Agreement.

As of the date hereof, none of SP+’s senior management or employees have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates following the consummation of the Merger, though Mr. Israel has communicated to the following executive officers that Metropolis intends to retain them following the closing: Mr. Baumann (in an advisory role); Kristopher H. Roy, Chief Financial Officer & Treasurer of SP+; Christopher R. Sherman, President, Commercial Division of SP+ and Ritu Vig, President, Aviation Division of SP+. After the date hereof and prior to the closing of the Merger, however, certain of SP+’s senior management or employees may have additional discussions, or enter into agreements, with Metropolis or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates following the consummation of the Merger. All existing executive employment agreements of SP+ will survive the Merger as continuing obligations of the Surviving Corporation, unless and until modified or terminated.

The Definitive Proxy Statement is hereby amended and supplemented on page 61 under the heading entitled “Discounted Equity Value Analysis.” by adding the following bold language to the second paragraph under such heading:

To calculate the discounted per share equity value for SP+, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following December 31, 2024 of $154 million based on the SP+ Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of December 31, 2024 of 8.0x to 10.0x, and discounted the resulting equity values to June 30, 2023 at a discount rate of 11.1% based on Morgan Stanley’s estimate of SP+’s then-current cost of equity, determined by applying the capital asset pricing model method. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of SP+ Common Stock of $41.50 to $54.25, rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $54.00 per share.

The Definitive Proxy Statement is hereby amended and supplemented on page 61 under the heading entitled “Discounted Cash Flow Analysis.” by adding the following bold language to the second paragraph under such heading:

The unlevered free cash flows and terminal values were discounted to present values as of June 30, 2023, at a discount rate ranging from 8.8% to 9.4%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of SP+’s weighted average cost of capital. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 0.0% to 2.0% as part of its analyses (which analysis implied a range of

AV to last 12 months’ (“LTM”) Adj. EBITDA terminal exit multiples of 7.3x to 10.3x), with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. To calculate the implied equity value, Morgan Stanley then adjusted the discounted value of unlevered free cash flows and terminal value by subtracting net debt of approximately $348 million as of June 30, 2023, as provided by SP+’s management.

The Definitive Proxy Statement is hereby amended and supplemented on page 61 under the heading entitled “Discounted Cash Flow Analysis.” by adding the following bold language to the third paragraph under such heading:

Based on this analysis and based on the estimated 20.5 million outstanding shares of SP+ Common Stock on a fully diluted basis as of June 30, 2023 as provided by SP+’s management, Morgan Stanley derived a range of estimated implied values per share of SP+ Common Stock of $47.25 to $67.75, rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $54.00 per share.

The Definitive Proxy Statement is hereby amended and supplemented on page 63 under the heading entitled “Equity Research Analysts’ Future Price Targets.” by adding the following bold language to the first paragraph under such heading:

For reference only, Morgan Stanley reviewed future public market trading price targets for SP+ Common Stock prepared and published by three equity research analysts prior to October 3, 2023, the last full trading day before the October 4, 2023 presentation by Morgan Stanley to the Board. These forward targets generally reflected each analyst’s estimate of the 12-month future public market trading price of SP+ Common Stock. Morgan Stanley also discounted such 12-month future market trading price estimates by the estimated cost of equity of 11.1% for SP+, determined by applying the capital asset pricing model method.

Morgan Stanley observed the following price targets:

Broker	Price Target
Sidoti	$64.00
Barrington Research	$52.00
CJS Securities	$50.00

Based on the foregoing, the indicative discounted value range of the research analysts’ price targets for SP+, rounded to the nearest $0.25, was $45.00 to $57.50 per share.

The Definitive Proxy Statement is hereby amended and supplemented on page 63 under the heading entitled “Historical Trading Range.” by adding the following bold language to the first paragraph under such heading:

For reference only, Morgan Stanley reviewed the historical trading range of SP+ Common Stock over the 52-week period ended on October 3, 2023, the last full trading day before the October 4, 2023 presentation by Morgan Stanley to the Board. For the 52-week period reviewed, Morgan Stanley observed that the intraday high and low prices of SP+ Common Stock were $31.13 and $42.29 per share, respectively. In addition, for the 52-week period reviewed, Morgan Stanley observed that the median and mean closing prices of SP+ Common Stock were $35.77 and $36.17 per share, respectively.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Use of Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of SP+ with an affiliate of Parent (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on SP+’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by SP+, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Parent, SP+ or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction will harm SP+’s business, including current plans and operations; (v) the ability of SP+ to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting SP+’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect SP+’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact SP+’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as SP+’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction; (xiv) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring SP+ to pay a termination fee or other expenses; (xvi) competitive responses to the Transaction; (xvii) the risks and uncertainties pertaining to SP+’s business, including those set forth in Part I, Item 1A of SP+’s most recent Annual Report on Form 10-K and Part II, Item 1A of SP+’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by SP+

with the SEC; and (xviii) the risks and uncertainties that are described in the Definitive Proxy Statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, are more fully discussed in the Definitive Proxy Statement. While the list of factors presented here is, and the list of factors presented in the Definitive Proxy Statement are, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on SP+’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and SP+ does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

In connection with the Transaction between SP+ and Parent, SP+ has filed with the SEC the Definitive Proxy Statement. SP+ may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Definitive Proxy Statement or any other document which SP+ may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by SP+ through the website maintained by the SEC at www.sec.gov, SP+’s website at www.spplus.com or by contacting SP+’s Investor Relations Team at:

SP Plus Corporation, Investor Relations

200 E. Randolph Street, Suite 7700,

Chicago Illinois 60601-7702

investor_relations@spplus.com

(312) 274-2000

Participants in the Solicitation

SP+ and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from SP+’s stockholders in connection with the Transaction. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, are or will be set forth in the Definitive Proxy Statement and other materials filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in SP+’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 30, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on SP+’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.